Exhibit 2.3

SECOND AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Second Amendment to Membership Interest Purchase Agreement (the “Second Amendment”) is entered into as of January 14, 2010, by and among Primoris Services Corporation, a Delaware corporation (“Buyer”), James Construction Group, L.L.C., a Florida limited liability company (“Target”), and Michael D. Killgore, as the duly appointed agent and true and lawful attorney-in-fact of each of the Members of Target (the “Representative”).  Buyer, Target and Representative are referred to herein collectively as the “Parties.”

A.                                   The Parties desire to amend that certain Membership Interest Purchase Agreement, dated November 18, 2009, as amended by that certain First Amendment to Membership Interest Purchase Agreement, dated December 18, 2009 (collectively, the “Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.                                       Section 2.3(a) of the Agreement is hereby amended in its entirety to read as follows:

“2.3                           Earnout.

                                                (a)                                  If EBITDA for Target operating as a wholly-owned subsidiary of Buyer for the fiscal year ending December 31, 2010 is equal to or greater than Thirty-Five Million Dollars ($35,000,000), Buyer shall issue to Sellers in accordance with the percentages set forth in Exhibit A attached hereto a number of shares of Buyer Common Stock (the “Earnout Shares”) equal to Ten Million Dollars ($10,000,000) divided by the Earnout Stock Price.  In no event, however, shall the aggregate number of Earnout Shares exceed 19.9% of the number of shares of Buyer Common Stock outstanding prior to the Closing Date.  In such event the aforesaid 19.9% would limit the amount of Earnout otherwise payable to Sellers, such dollar amount of Earnout above the 19.9% which Sellers would otherwise receive in Earnout Shares shall be payable in cash to Sellers.  No fractional shares of Buyer Common Stock shall be issued, and in lieu thereof any fractional Earnout Shares shall be rounded up to the nearest whole Earnout Share.”

2.                                       This Second Amendment is incorporated in and supersedes the terms of the Agreement only with regard to the terms addressed herein.  All other terms and provisions in the Agreement remain in full force and effect.  Capitalized terms used in this Second Amendment shall have the same meanings as set forth in the Agreement, unless otherwise provided herein.  This Second Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Executed faxed copies or PDF copies transmitted via email will be effective and enforceable.

[Remainder of Page Left Intentionally Blank – Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment to Membership Interest Purchase Agreement as of the date first above written.

BUYER:	PRIMORIS SERVICES CORPORATION,
a Delaware corporation

	By:	/s/ Brian Pratt
(Signature)

Brian Pratt
(Name Printed)

CEO
Title

TARGET:	JAMES CONSTRUCTION GROUP, L.L.C.,
a Florida limited liability company

	By:	/s/ Michael D. Killgore
(Signature)

Michael D. Killgore
(Name Printed)

President
Title

REPRESENTATIVE:	/s/ Michael D. Killgore
Michael D. Killgore